Exhibit 99.1

Goodrich Petroleum Announces Private Exchange Transactions for Senior Unsecured Notes and Expected Amendment to its Second Amended and Restated Credit Agreement

Sep 25, 2015

HOUSTON, Sept. 25, 2015 /PRNewswire/ — Goodrich Petroleum Corporation (NYSE: GDP) (the “Company”) today announced that it has entered into separate, privately negotiated exchange agreements under which it will retire approximately $158.2 million in an aggregate original principal amount of its outstanding 8.875% Senior Notes due 2019 (the “Existing Notes”) in exchange for its issuance of $75 million in an aggregate original principal amount of its 8.875% Second Lien Senior Secured Notes due 2018 (the “New Second Lien Notes”). In addition, certain holders of the Existing Notes who exchange into the New Second Lien Notes will receive warrants (the “Warrants”) to acquire 6 million shares of the Company’s common stock at an exercise price of $1.00 per share, which are exercisable on a cashless basis. Following these transactions, approximately $116.8 million in an aggregate original principal amount of the Existing Notes will remain outstanding with terms unchanged. The exchange is expected to close on October 1, 2015, subject to customary closing conditions. In conjunction with the exchange, the Company expects, subject to customary closing conditions, to enter into new amendments to its Second Amended and Restated Credit Agreement and its existing 8.00% Second Lien Senior Secured Notes due 2018 to allow for the contemplated transaction and to further allow for the ability for the Company to incur a new Third Lien debt basket to be used for additional exchanges of Existing Notes in an amount up to $50 million. The Company also expects that its borrowing base under its Second Amended and Restated Credit Agreement will be reduced from $105 million to $75 million in connection with such new amendment. As a result of these exchange transactions, the Company has reduced its outstanding indebtedness by approximately $83.2 million, which will reduce annual interest expense going forward by $7.4 million.

Many terms of the New Second Lien Notes are the same as the Company’s current 8.00% Second Lien Senior Secured Notes due 2018 including the ranking, security and final maturity of the New Second Lien Notes. The Company has the right to redeem the New Second Lien Notes on or after March 15, 2017, at a price equal to 100% of the principal amount thereof, plus accrued but unpaid interest on the original principal amount thereof

Under the terms of the Warrant Agreement, the Second Lien Notes and the Warrants will not be separately transferable for 60 days. At such time, the Warrants will become convertible on a cashless basis based on an exercise price of $1.00, as set forth in the Warrant Agreement. Any Warrants not exercised in ten years will expire.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The New Second Lien Notes, the Warrants and the shares of the Company’s common stock issuable upon conversion of the Warrants will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

Certain statements in this news release regarding future expectations and plans for future activities, including but not limited to the Company’s plan to enter into new amendments to its Second Amended and Restated Credit Agreement and its existing 8.00% Second Lien Senior Secured Notes due 2018, may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

SOURCE Goodrich Petroleum Corporation

For further information: Robert C. Turnham, Jr., President, +1-713-780-9494